                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                                            [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                                                  Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12




                         WINDMERE-DURABLE HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

        [ ] Fee paid previously with preliminary materials:

        [ ] Check box if any part of the fee is offset as provided by Exchange
            Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                         WINDMERE-DURABLE HOLDINGS, INC.

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 11, 1999

                               ------------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Windmere-Durable Holdings, Inc., a Florida corporation (the "Company"), will be held at the University of Miami, James W. McLamore Executive Education Center, 5250 University Drive, Coral Gables, Florida 33124 on Tuesday, May 11, 1999, at 10:00 a.m. local time for the following purposes.

         1. To elect five members to Class III of the Company's Board of Directors, to serve until the 2002 Annual Meeting of Shareholders, or until their successors are duly elected and qualified, and one member to Class I of the Company's Board of Directors, to serve until the 2000 Annual Meeting of Shareholders, or until his successor is duly elected and qualified;

         2. To consider and vote on a proposal to approve the Company's 1998 Stock Option Plan, as set forth in Appendix A hereto;

         3. To ratify the reappointment of Grant Thornton LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending December 31, 1999; and

         4. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

         The Board of Directors has fixed the close of business on March 15, 1999 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed preaddressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                        By Order of the Board of Directors,



                                        Harry D. Schulman, Secretary

Miami Lakes, Florida
April 12, 1999

         THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                       1999 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                         WINDMERE-DURABLE HOLDINGS, INC.

                               ------------------

                                 PROXY STATEMENT

                               ------------------

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Windmere-Durable Holdings, Inc., a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.10 per share (the "Common Stock"), for use at the 1999 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 11, 1999, or at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"), pursuant to the attached Notice of Annual Meeting. The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to holders of Common Stock is April 12, 1999. Shareholders should review the information provided herein in conjunction with the Company's Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices are located at 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467, and its telephone number is (305) 362-2611.

                          INFORMATION CONCERNING PROXY

         The enclosed form of proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person, at the Annual Meeting or by filing with the Company's Secretary at the Company's principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company is also using the services of Kissel-Blake, a proxy solicitation firm, at a cost of approximately $4,000. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                             PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

         (1) The election of five members to Class III of the Company's Board of Directors to serve until the 2002 Annual Meeting of Shareholders or until their successors are duly elected and qualified, and one member to Class I of the Company's Board of Directors, to serve until the 2000 Annual Meeting of Shareholders, or until his successor is duly elected and qualified;

         (2) The approval of the Company's 1998 Stock Option Plan, as set forth in Appendix A hereto;

         (3) The ratification of the reappointment of Grant Thornton LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending December 31, 1999; and

         (4) Such other business as may properly come before the Annual Meeting, including any adjournment(s) or postponement(s) thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) FOR the election of the six nominees for director named below;
(b) FOR the approval of the Company's 1998 Stock Option Plan; and (c) FOR the ratification of the appointment of Grant Thornton LLP as the Company's auditors. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The Board of Directors has set the close of business on March 15, 1999 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 22,090,966 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting and neither the Company's Articles of Incorporation nor Bylaws provides for cumulative voting rights.

         The attendance, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for transaction of business at the Annual Meeting. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required for the approval of each matter that is submitted to shareholders for approval, with the exception of the vote for the directors, who shall be elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting. An independent inspector shall count the votes and ballots.

         Abstentions are considered as shares present and entitled to vote but are not counted as votes cast in the affirmative on a given matter. A broker or nominee holding shares registered in its name, or in the names of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has, in the opinion of the Company, the discretion to vote the beneficial owner's shares with respect to each of the matters presented at the Annual Meeting (absent contrary instructions from the beneficial owner). If a matter has been included in the proxy to which a broker or nominee does not have discretionary voting power under applicable New York Stock Exchange rules, any broker or nominee "non-votes" will not be considered as shares entitled to vote on that subject matter and, therefore, will not be considered by the inspector when counting votes cast on the matter.

                               SECURITY OWNERSHIP

         The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of the Company's Common Stock by (i) each director of the Company, (ii) the Company's Chief Executive Officer and four other most highly compensated officers of the Company during the year ended December 31, 1998, (iii) each beneficial owner of more than 5% of the outstanding Common Stock and (iv) all directors and executive officers of the Company, as a group.

                                                                                             COMMON STOCK
                                                                                          BENEFICIALLY OWNED
                                                                                      ---------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                              SHARES (2)          PERCENT
----------------------------------------                                              ----------          -------
Frederick E. Fair..........................................................                  0               *
David M. Friedson..........................................................            908,561 (3)          4.1
Susan J. Ganz..............................................................              3,400 (4)           *
Barbara  Friedson Garrett..................................................            184,815 (5)           *
Leonard Glazer.............................................................              4,552 (6)           *
J. Maurice Hopkins.........................................................                  0               *
Thomas J. Kane.............................................................             14,500 (7)           *
Lai Kin....................................................................          1,834,500 (8)          8.3
Desmond Lai................................................................             44,000 (9)           *
Wendy Sager Pomerantz......................................................             17,807               *
Jerald I. Rosen............................................................             22,778 (10)          *
Felix S. Sabates...........................................................             66,000 (11)          *
Harry D. Schulman..........................................................            142,196 (12)          *
Raymond So.................................................................            132,000 (13)          *
Harold Strauss.............................................................             39,104 (14)          *
Arnold Thaler..............................................................             78,972 (15)          *
Dresdner Bank AG...........................................................          2,071,644 (16)         9.4
     Jurgen-Ponto-Platz 1
     60301 Frankfurt, Germany
Dresdner RCM Global Investors US Holdings LLC..............................          2,049,644 (17)         9.3
Dresdner RCM Global Investors LLC
     Four Embarcadero Center
     San Francisco, California 94111
ICM Asset Management, Inc..................................................          2,529,050 (18)         11.4
     601 West Main Avenue, Suite 600
     Spokane, Washington 99201
All directors and executive officers as a group (16 persons)...............          3,550,580 (19)        15.7%


-------------------------
* Less than 1%.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified above is c/o Windmere-Durable Holdings, Inc., 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467.

(2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the Record Date upon the exercise of options.

(3) Includes the ownership of options to purchase 83,040 shares of Common Stock that are exercisable within 60 days from the Record Date; does not include options to acquire 1,035,000 shares of Common Stock granted pursuant to the 1998 Stock Option Plan.

(4) Includes the ownership of options to purchase 3,000 shares of Common Stock that are exercisable within 60 days from the Record Date.

                                        (Footnotes continued on following page.)

(5) Includes the ownership of options to purchase 145,500 shares of Common Stock that are exercisable within 60 days from the Record Date; does not include options to acquire 50,000 shares of Common Stock granted pursuant to the 1998 Stock Option Plan.

(6) Includes the ownership of options to purchase 2,000 shares of Common Stock that are exercisable within 60 days from the Record Date.

(7) Includes the ownership of options to purchase 8,000 shares of Common Stock that are exercisable within 60 days from the Record Date; does not include options to acquire 25,000 shares of Common Stock granted pursuant to the 1998 Stock Option Plan.

(8) Includes the ownership of options to purchase 45,500 shares of Common Stock that are exercisable within 60 days from the Record Date. Represents shares owned by Ourimbah Investments, Limited, of which Mr. Lai Kin is Managing Director. Mr. Lai Kin disclaims the ownership of any Common Stock owned by his wife or his children.

(9) Includes the ownership of options to purchase 44,000 shares of Common Stock that are exercisable within 60 days from the Record Date. Mr. Lai disclaims the beneficial ownership of the shares of Common Stock held by his wife or his father.

(10) Includes the ownership of options to purchase 22,118 shares of Common Stock that are exercisable within 60 days from the Record Date. Does not include 17,565 shares owned by the wife of Jerald I. Rosen, as to which shares Mr. Rosen disclaims beneficial ownership.

(11) Includes the ownership of options to purchase 46,000 shares of Common Stock that are exercisable within 60 days from the Record Date; does not include options to acquire 25,000 shares of Common Stock granted pursuant to the 1998 Stock Option Plan.

(12) Includes the ownership of options to purchase 25,000 shares of Common Stock that are exercisable within 60 days of the Record Date; does not include options to acquire 120,000 shares of Common Stock granted pursuant to the 1998 Stock Option Plan.

(13) Includes the ownership of options to purchase 70,500 shares of Common Stock that are exercisable within 60 days from the Record Date; does not include options to acquire 110,000 shares of Common Stock granted pursuant to the 1998 Stock Option Plan.

(14) Includes the ownership of options to purchase 29,000 shares of Common Stock that are exercisable within 60 days from the Record Date.

(15) Includes the ownership of options to purchase 51,500 shares of Common Stock that are exercisable within 60 days from the Record Date; does not include options to acquire 50,000 shares of Common Stock granted pursuant to the 1998 Stock Option Plan.

(16) As reported in the shareholders' Schedule 13G, field with the Commission on January 29, 1999. Dresdner RCM Global Investors LLC ("DRCM") is an investment advisor and a wholly owned subsidiary of Dresdner RCM US Holdings LLC ("DRCM Holdings"). DRCM Holdings, a Delaware limited liability company, is a wholly owned subsidiary of Dresdner Bank AG.

(17) As reported in the shareholders' Schedule 13G, filed with the Commission on February 12, 1999. Se Note 15 above for information regarding the relationship between DRCM, DRCM Holding and Dresdner Bank AG.

(18) As reported in the shareholders' Schedule 13G, filed with the Commission on February 10, 1999.

(19) Does not include options to purchase 1,445,000 shares of Common Stock granted pursuant to the 1998 Stock Option Plan.



                                    * * * * *

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and persons who own more than ten percent of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and verbal confirmations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners have been met, except for (a) William Endres, President of Windmere Corporation, who filed late a Form 3 reporting his Section 16 status and a Form 4 documenting the granting of options pursuant to his employment agreement, (b) Ourimbah Investments, Limited, which filed late a Form 4 documenting the entering into of a collar transaction (Mr. Lai Kin is the Managing Director of Ourimbah Investments, Limited ("Ourimbah")), (c) Desmond Lai, a director of the Company and of Durable, who filed a late Form 4 relating to the transfer of stock options from Ourimbah, (d) Raymond So, a director of the Company and Managing Director of Durable, who filed a late Form 4 relating to the transfer of stock options from Ourimbah and (e) Jerald Rosen, a director of the Company, who filed a late Form 4 relating to the purchase of shares of Common Stock.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

         On January 15, 1999, the Board of Directors of Company voted to increase the size of the Board by one Class I and one Class III director and, on January 29, 1999, elected Messrs. Fred Fair and J. Maurice Hopkins to fill the positions. The Board of Directors is presently composed of fifteen directors, divided evenly among Class I, Class II and Class III. The terms of office of all of the directors in any one class expire each year on a rotating basis. Ms. Wendy Sager Pomerantz, who is currently a Class I director, has decided not to stand for re-election and the Board nominated Mr. Harry D. Schulman for election to such position.

         At the Annual Meeting, five directors, Frederick E. Fair, David M. Friedson, Desmond Lai, Jerald I. Rosen and Harry Schulman are to be nominated for election to Class III of the Board of Directors, to serve until the 2002 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified. In addition, pursuant to Florida law, J. Maurice Hopkins must stand for election and he is nominated to Class I of the Board of Directors, to serve until the 2000 Annual Meeting of Shareholders or until his successor is duly elected and qualified.

         Other than Harry Schulman, each of the nominees for election as a director of the Company is presently a member of the Board of Directors of the Company. The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee is unable to accept election, proxies solicited hereunder will be voted in favor of the remaining nominees, if any, and for such other persons as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

         The table below sets forth certain information regarding each director and nominee for director.

                                                                                                           DIRECTOR
                  NAME                                AGE            POSITION WITH THE COMPANY              SINCE
                  ----                                ---    -----------------------------------------      -----

NOMINEES FOR ELECTION TO CLASS III OF THE BOARD:
Frederick E. Fair.................................     66   Director                                          1999
David M. Friedson.................................     42   Chairman of the Board, President and Chief        1982
                                                                Executive Officer
Desmond  Lai......................................     37   Director and Director of Durable                  1996
Jerald I. Rosen...................................     70   Director                                          1963
Harry D. Schulman.................................     47   Chief Operating Officer, Chief Financial          1999
                                                                Officer and Secretary
NOMINEE FOR ELECTION TO CLASS I OF THE BOARD:
J. Maurice Hopkins................................     51   Director                                          1999


CONTINUING MEMBERS OF THE BOARD:
CLASS I DIRECTORS
Susan J. Ganz.....................................     38   Director                                          1996
Barbara Friedson  Garrett.........................     45   Director and Senior Vice President                1984
Thomas J. Kane....................................     56   Director                                          1996
Felix S. Sabates..................................     56   Director                                          1991

CLASS II DIRECTORS
Leonard Glazer....................................     75   Director                                          1979
Lai Kin...........................................     68   Director and Chairman of Durable                  1989
Raymond So........................................     48   Director and Managing Director of Durable         1995
Harold Strauss....................................     75   Director                                          1972
Arnold Thaler.....................................     59   Director and Senior Vice President                1996



CLASS I DIRECTORS

         J. MAURICE HOPKINS has served as President of Merchandise Sales Corporation, a consumer products sales and marketing company, for more than the last five years.

         SUSAN J. GANZ has served as President and Chief Executive Officer of each of Lion Brothers Co., Inc. (and as a senior officer of certain of its direct and indirect subsidiaries and affiliates), a manufacturer of embroidered emblems, and Chesapeake Cap Company, Inc., a manufacturer of headwear, for more than the last five years.

         BARBARA FRIEDSON GARRETT has served as Senior Vice President of the Company since November 1, 1998. From June 16, 1998, until October 31, 1998, Ms. Garrett served as a director of the Company, and from February 1996 until June 15, 1998, she served as Senior Vice President of the Company. Prior to that time, Ms. Garrett served as an Executive Vice President-Sales and Marketing and held various other management positions with the Company. Ms. Garrett is the sister of David Friedson.

         THOMAS J. KANE has served as President of T.J.K. Sales, Inc., an independent sales representative, since he founded the company in 1978. See "Certain Transactions" for a description of business conducted between T.J.K. Sales, Inc. and the Company.

         FELIX S. SABATES has been Chief Executive Officer of Top Sales Company, Inc., an independent sales representative, since he founded the company in January 1965. See "Certain Transactions" for a description of business conducted between Top Sales Company , Inc. and the Company.

CLASS II DIRECTORS

         LEONARD GLAZER retired in 1992 and is a private investor. For more than five years prior thereto, Mr. Glazer was President of Professional Engineering International, Inc., an engineering consulting firm.

         LAI KIN has been Chairman of Durable Electrical Metal Factory, Ltd. ("Durable"), a subsidiary of the Company, since 1995. From 1973 to 1995, Mr. Lai Kin was Managing Director of Durable. In addition, Mr. Lai Kin has been Managing Director of Ourimbah Investment, Limited ("Ourimbah"), a holding and investment company, since 1989. Mr. Lai Kin is the father of Desmond Lai.

         RAYMOND SO has served as Managing Director of Durable since February 1996. From February 1996 to June 15, 1998, he served as a Senior Vice President of the Company. Prior thereto and beginning in 1986, Mr. So held various senior executive management positions with Durable.

         HAROLD STRAUSS, Ph.D., has been a Professor of Business Management and Organizational Behavior at the University of Miami since 1968.

         ARNOLD THALER has served as a Senior Vice President of the Company since November 1, 1998. From June 16, 1998 until October 31, 1998, Mr. Thaler served as a director of the Company, and from February 1996 until June 15, 1998, he served as a Senior Vice President of the Company. Prior to that time, Mr. Thaler served as an Executive Vice President - Product Development, Engineering and Manufacturing of the Company and held various other management positions with the Company.

CLASS III DIRECTORS

         FREDERICK E. FAIR has been Senior Vice President of Institutional Sales of Raymond James Financial, Inc. for more than the last five years. Mr. Fair accepted his nomination to the Board of Directors of the Company on January 15, 1999.

         DAVID M. FRIEDSON has served as Chairman of the Board of the Company since April 1996, Chief Executive Officer of the Company since January 1987 and as President of the Company since January 1985.

From June 1976 to January 1985, Mr. Friedson held various other management positions with the Company. Mr. Friedson is the brother of Barbara Friedson Garrett.

         DESMOND LAI has served as a director of Durable since March 1993 and has held various senior management positions with Durable for more than the last five years. Desmond Lai is the son of Mr. Lai Kin.

         JERALD I. ROSEN was Secretary of the Company from 1977 until December 31, 1998. Mr. Rosen has been engaged in the practice of law since 1969 and has been a Certified Public Accountant since 1952.

         HARRY D. SCHULMAN has served as Chief Operating Officer of the Company since November 1, 1998, Chief Financial Officer of the Company since March 1990 and Secretary of the Company since January 1, 1999. From February 1998 until June 15, 1998 he served as Senior Vice President of the Company. From February 1993 until June 1998, he served as Executive Vice President - Finance and Administration of the Company. Prior thereto, he held other senior finance positions in the Company.

DIRECTOR COMPENSATION

         Salaried employees of the Company do not receive any additional cash compensation for serving as a director or committee member. In 1998, non-employee directors of the Company received $1,500 per month for service on the Board of Directors and $750 for each Board of Directors' meeting and each committee meeting attended. Additionally, each director of the Company received, on June 1, 1998, options to acquire 1,500 shares of Common Stock at a price of $31.69, the fair market value of the Common Stock on the date of the option grant. The Company intends to continue to grant its directors 1,500 options on June 1 of each year.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors held five meetings and acted five times in writing during 1998. All of the Company's directors other than Messrs. Lai Kin, So and Desmond Lai and Ms. Ganz attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served.

         The Board of Directors of the Company has Audit, Nominating and Compensation Committees. The members of each committee have been appointed by the Board of Directors to serve until their respective successors are elected and qualified.

         AUDIT COMMITTEE. The Audit Committee reviews the scope and results of the audit of the financial statements of the Company and reviews the internal accounting, financial and operating control procedures of the Company. The Audit Committee is composed of Dr. Strauss (Chairman), Mr. Glazer (who was appointed on March 13, 1998) and Mr. Rosen, each of whom, in accordance with the rules of the New York Stock Exchange, is independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. The Audit Committee met three times in 1998.

         NOMINATING COMMITTEE. The Nominating Committee considers nominees for membership on the Board of Directors who are recommended by the Company's shareholders. Under the Company's Amended and Restated Bylaws, nominations for director may be made by a shareowner entitled to vote who delivers notice to the Company not less than 90 days nor more than 120 days prior to the first anniversary of the date of the notice of the preceding year's annual meeting. Such shareholder's notice to the Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of any shares of the Company or any subsidiary of the Company which are beneficially owned by such person, (iv) any lawsuits to which such person is a party, (v) the involvement of such person in or with any business which may be competitive with the Company and (vi) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors or in a Schedule 13-D pursuant to any then existing rule or regulation promulgated under the Exchange Act; and (b) as to the shareholder giving the notice (i) the name and record address of such shareholder and (ii) the class and number of shares of the Company which are beneficially owned by such shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee as a director. The Nominating Committee, which is composed of Mr. Friedson (Chairman), Dr. Strauss, Mr. Glazer (who was appointed on March 13, 1998) and Messrs. Rosen and Sabates, did not meet in 1998.

         COMPENSATION COMMITTEE. The Compensation Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers. The Compensation Committee is also responsible for the administration and award of stock options under the Company's 1992 Employee Incentive Stock Option Plan, the Company's 1996 Stock Option Plan and the Company's 1998 Stock Option Plan (collectively, the "Stock Option Plans"), as well as the award of non-qualified stock options issued pursuant to individual stock option agreements. The Compensation Committee is composed of Messrs. Rosen (Chairman), Glazer (who was appointed on March 13, 1998) and Dr. Strauss (as of March 13,
1998), each of whom is an "outside director" within the meaning of Rule 162(m) ("Rule 162(m)") of the Internal Revenue Code of 1986, as amended. The Compensation Committee met three times and acted eight times in writing in 1998.

                             EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following table sets forth the aggregate compensation paid during each of the years ended December 31, 1998, 1997 and 1996 to the Company's Chief Executive Officer (the "CEO") and each of the four most highly compensated executive officers of the Company other than the CEO. The CEO and such other executive officers are sometimes referred to herein as the "Named Executive Officers."

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                     --------------
                                                                                         AWARDS
                                                                                     --------------
                                                              ANNUAL                  SECURITIES
                                                         COMPENSATION (1)              UNDERLYING        ALL OTHER
                                        FISCAL       -----------------------          OPTIONS/SARs      COMPENSATION
                NAME                     YEAR        SALARY ($)    BONUS ($)              (#)(2)             ($)
                ----                    ------       ----------    ---------          ------------      ------------

David M. Friedson.................       1998       1,014,710    5,000,000(3)          1,036,500          $2,357(4)
   Chairman, President and               1997         890,962            0                 1,500           2,357
   Chief Executive Officer               1996         881,280      192,200               601,500           2,357

Lai Kin...........................       1998         396,903      116,193                 1,500               0
   Chairman of Durable                   1997         364,645      107,161                 1,500               0
                                         1996         314,322       96,194                15,500               0

Harry D. Schulman.................       1998         347,365      500,000(3)            120,000           2,609(5)
   Chief Operating Officer,              1997         252,893            0                     0           2,609
   Chief Financial Officer               1996         252,884       54,962                50,000           2,609
   and Secretary

Raymond So........................       1998         349,935      505,613(3)            111,500               0
   Senior Vice President                 1997         300,903       92,064                 1,500               0
                                         1996         258,193       77,226                35,500               0

Arnold Thaler.....................       1998         337,762      150,000(3)             51,500           4,457(6)
   Senior Vice President                 1997         288,956            0                 1,500           3,575
                                         1996         295,192       37,663                51,500           3,575


----------

(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus of such officer.

(2) See "Option Grants Table" and "Aggregate Option Exercises and Year-End Option Value Table" below for additional information about these options. The Company has not granted any SARs.

(3) The 1998 bonuses for Messrs. Friedson, Schulman and Thaler, and a portion of the bonus for Mr. So, were special, one-time payments made in August 1998 in connection with increases in the Company's net income as the result of the July 1998 sale of the Company's interest in Salton, Inc. (f/k/a Salton/Maxim Housewares, Inc.), which resulted in a significant gain to the Company. In connection with Mr. Friedson's 1998 bonus, the Committee also recognized his role in the investments in Salton and Newtech Electronics Industries, Inc. and the contract with K-Mart Corp. for White Westinghouse branded products he negotiated on behalf of both of those companies. See "Compensation Committee's Report on Executive Compensation."

(4) The amount indicated consists of life insurance premiums of $357 paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary and matching contributions made by the Company of $2,000 to its 401(k) Profit Sharing Plan.


                                        (Footnotes continued on following page.)

(5) The amount indicated consists of life insurance premiums of $609 paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary and matching contributions made by the Company of $2,000 to its 401(k) Profit Sharing Plan.

(6) The amount indicated consists of life insurance premiums of $2,457 paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary and matching contributions made by the Company of $2,000 to its 401(k) Profit Sharing Plan.

                                    * * * * *

         OPTION GRANTS TABLE. The following table sets forth certain information concerning grants of stock options made during 1998 to each of the Named Executive Officers. The Company did not grant any stock appreciation rights in 1998.

                      OPTION/SAR GRANTS IN FISCAL YEAR 1998

                              NUMBER OF
                              SECURITIES        % OF TOTAL
                              UNDERLYING        GRANTED TO      EXERCISE OR                          GRANT DATE
                             OPTIONS/SARs        EMPLOYEES       BASE PRICE         EXPIRATION         PRESENT
          NAME                GRANTED (1)     IN FISCAL YEAR       ($/SH)              DATE          VALUE ($)(2)
          ----                -----------     --------------    ------------        ----------       ------------


David M. Friedson.........        1,500             *               31.69            5/31/08            $19,980
                              1,035,000           38.6%             24.50            4/30/03        $10,588,050

Lai Kin...................        1,500             *               31.69            5/31/08            $19,980

Harry D. Schulman.........      120,000            4.5%             24.50            4/30/03         $1,227,600

Raymond So................        1,500             *               31.69            5/31/08            $19,980
                                110,000            4.1%             24.50            4/30/03         $1,125,300

Arnold Thaler.............        1,500             *               31.69            5/31/08            $19,980
                                 50,000            1.9%             24.50            4/30/03           $511,500



----------
* Less than 1%

(1) The options were granted pursuant to either the Company's 1996 Stock Option Plan or the Company's 1998 Stock Option Plan.

(2) Based on the binomial option pricing model adapted for use in valuing executive stock options. The estimated values under that model are based on certain assumptions as to variables such as interest rates, stock price volatility and future dividend yields. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by an executive will be at or near the value estimated by the binomial model.

                                    * * * * *

         AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE. The following table sets forth certain information concerning stock options exercised during 1998 and unexercised stock options held by the Named Executive Officers as of the end of 1998.

     AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1998 AND FISCAL YEAR-END
                                OPTION/SAR VALUES

                                                                              NUMBER OF            VALUE OF
                                                                             SECURITIES           UNEXERCISED
                                                                             UNDERLYING           IN-THE-MONEY
                                                                             UNEXERCISED        OPTIONS/SARs AT
                                                                           OPTIONS AT 1998        1998 FISCAL
                                           SHARES                         FISCAL YEAR-END(#)     YEAR-END ($)(1)
                                          ACQUIRED           VALUE          EXERCISABLE (E)     EXERCISABLE (E)
                NAME                     ON EXERCISE(#)   REALIZED ($)      UNEXERCISABLE(U)    UNEXERCISABLE(U)
                ----                     --------------   ------------    ------------------   ----------------

David M. Friedson................           627,717       9,840,282             83,040(E)          40,725(E)
                                                                             1,036,500(U)               0(U)
Lai Kin..........................                 0               0              1,500(E)          39,430(E)
                                                                                45,500(U)               0(U)
Harry D. Schulman................            25,000         456,250                  0(E)               0(E)
                                                                               165,000(U)          26,250(U)
Raymond So.......................            18,000         370,125             60,500(E)          38,000(E)
                                                                               121,500(U)           7,500(U)
Arnold Thaler....................           118,000       2,153,219             24,500(E)          15,000(E)
                                                                                98,500(U)          30,000(U)


----------

(1) Based on the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 1998, which was $7.75.


                                    * * * * *

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         PHILOSOPHY. The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, integrate the compensation of its executive officers with the achievement of the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement, particularly with respect to special projects and assignments, and assist the Company in attracting and retaining qualified management. To meet these objectives, the Compensation Committee attempts to set the compensation of its executive officers at levels that it believes are competitive with other companies of the same size in the Company's industry in light of the Company's current and anticipated performance. The Compensation Committee endorses the position that equity interest in the Company by management is beneficial in aligning executive officers' and shareholders' interests in the enhancement of shareholder value.

         COMPONENTS OF EXECUTIVE COMPENSATION. Compensation of the Company's executive officers consists of both cash payments and grants of stock options. The annual cash compensation consists of a base salary and an annual bonus. Long-term incentives are provided through the grant of qualified stock options under the Company's Stock Option Plans and non-qualified stock options issued pursuant to individual stock option agreements.

         BASE SALARIES. The Compensation Committee attempts to set base salaries of its executive officers at levels that it believes are competitive with other companies of the same size in the Company's industry. Information about appropriate salary levels has been determined by reviewing the public disclosure of the Company's competitors and through the Company's recruiting activities. Except as described below, salaries are reviewed annually, and any increases are based on competitive practices as well as the performance of the Company and the executive officer.

         Eight of the Company's executive officers, five of whom (including the Chief Executive Officer) are named in the compensation tables preceding this Report, are parties to Employment Agreements with the Company.

Each of these Employment Agreements provides for an annual salary increase equal to the increase in the Consumer Price Index.

         BONUSES. Cash bonuses have been a standard and expected component of compensation at the Company when the Company has experienced particularly positive financial results. No annual bonuses were paid in 1998, except for special, one-time bonus payments in recognition of the efforts of certain employees in the sale of the Company's investment in Salton, Inc. Cash bonuses of between one and three months' base salaries were paid to almost all persons employed by the Company's subsidiaries in Hong Kong, in accordance with the customary practice in Hong Kong. Messrs. Lai Kin and So, along with other members of the senior management of Durable, are paid bonuses in excess of such amounts, primarily because of their contribution to the successful operation of such company.

         In August 1998, the Compensation Committee approved the payment of special bonuses pursuant to the terms of the Company's 1997 Cash Bonus Performance Plan for Executive Officers (the "Plan") in the aggregate amount equal to 10% of the amount, if any, by which the Net Income, as that term is defined in the Plan, of the Company was increased as a result of the gain, if any, from the Company's sales of its investment in Salton, Inc. and/or Newtech Electronics Industries, Inc. (the "Bonus Pool"). The Company's investment in Salton was sold on July 28, 1998. As approved, the first $5 million of the Bonus Pool was payable to David M. Friedson, and the remainder of the Bonus Pool was allocated among certain other employees.

         STOCK OPTIONS. The Compensation Committee grants stock options to the Company's executive officers pursuant to the Company's Stock Option Plans and individual stock option agreements. The Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the terms at which option grants are made, the duration of the options and the number of shares subject to each option. The size of the option grants are generally based on the position level of the recipient. Through the award of stock options, the objective of aligning executive officers' long range interests with those of the shareholders is met by providing the executive officers with the opportunity to build a meaningful stake in the Company.

         It is the Compensation Committee's intention that, over time, compensation opportunities from option grants will constitute a significant portion of each executive officer's total compensation. However, there are not automatic grants to each executive officer every year. Instead, the Compensation Committee reviews the performance of the Company overall and of each individual executive officer, as well as past option grants to each executive officer, and makes decisions about recipients and grant sizes for the year.

         COMPENSATION OF CHIEF EXECUTIVE OFFICER. The Compensation Committee considered a number of factors in determining the compensation to be paid to the Company's Chief Executive Officer, including levels generally paid to executives in the Company's industry, the Company's performance to date, the Chief Executive Officer's contribution to the Company's development and the Company's short- and long-term prospects. As noted above, in August 1998, the Compensation Committee approved the granting of special bonuses under the Company's 1997 Cash Bonus Performance Plan for Executive Officers in connection with increases in the Company's net income as the result of the July 1988 sale of the Company's interests in Salton, Inc. ("Salton") and/or Newtech Electronics Industries, Inc. ("Newtech"), which resulted in a significant gain to the Company. In connection with such bonus, the Committee recognized Mr. Friedson's role in the investments in Salton and Newtech and the contract with K-Mart Corp. for White Westinghouse branded products he negotiated on behalf of both of those companies. The Committee also noted that Mr. Friedson did not receive a bonus in 1997. In recognition of his efforts, the Committee awarded Mr. Friedson a special $5.0 million bonus and 1,035,000 options at $24.50 per share. Additionally, he was granted 1,500 options at $31.69 per share pursuant to the Company's 1996 Stock Option Plan for his services as a director of the Company.

                                         The Compensation Committee

                                         Leonard Glazer
                                         Jerald I. Rosen
                                         Dr. Harold Strauss

COMPARATIVE PERFORMANCE BY THE COMPANY

         Set forth below is a five-year graphic comparison of the yearly percentage change in the Company's cumulative shareholder return on its Common Stock with the cumulative total return of (i) the Standard & Poor's 500 Stock Index (the "S&P Index") and (ii) appropriate similar companies (the "Peer Group Index"). The companies included as part of the Peer Group Index were selected on the basis of the similarity of such companies to the Company, considering such factors as products sold, market capitalization, existence of public market for the equity securities of such companies and the industry within which such companies operate.







                                (graphic omitted)








         MEASUREMENT PERIOD
        (FISCAL YEAR COVERED)       WINDMERE        PEER GROUP*       S&P 500
        ---------------------       --------        -----------       -------

                1993                 $ 100             $ 100           $ 100
                1994                 $ 101             $  88           $ 101
                1995                 $  95             $  93           $ 139
                1996                 $ 182             $ 147           $ 171
                1997                 $ 329             $ 203           $ 228
                1998                 $ 140             $ 237           $ 293




----------

* Peer companies include National Presto Industries Inc., Royal Appliance Manufacturing Co., Helen of Troy Corp. Ltd., Salton, Inc. and Holmes Product International, Inc. Toastmaster Inc. and The Rival Company, which were included in the Peer Group Index for 1997, were acquired by Salton, Inc. and the Holmes Product International, Inc., respectively, which companies are now included in the 1998 Peer Group Index.

NOTE: Assumes that $100 was invested on December 31, 1993 in the Company's
      Common Stock, the S&P Index and the Peer Group Index and that dividends are reinvested quarterly.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors consists of Jerald
I. Rosen, Leonard Glazer (since March 13, 1998) and Dr. Harold Strauss (since March 13, 1998). Mr. Rosen served as Secretary of the Company through December 31, 1998, although he was not compensated for his services in such capacity. Messrs. Rosen and Glazer and Dr. Strauss are independent directors of the Company and each are not affiliated with any principal shareholder of the Company.

EMPLOYMENT CONTRACTS

         The Company entered into an employment agreement with David M. Friedson, dated July 18, 1983, which has been amended from time to time. Under this agreement, among other things, Mr. Friedson is employed for a five-year term, which term is automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. This agreement provides for a minimum annual base salary which, as of December 31, 1998, was $1,014,710, subject to adjustment in subsequent periods according to changes in the Consumer Price Index, in addition to other benefits. If, at any time during the term of the agreement, there is a change in control of the Company, Mr. Friedson has the option of terminating his employment upon 60 days' notice and, in such event, any outstanding options held by Mr. Friedson may be exercised and sold without restrictions imposed by the Company, and the Company must pay Mr. Friedson a lump sum equal to three times Mr. Friedson's then annual salary. Such lump sum payment would be in lieu of any compensation that would otherwise be due and payable under this agreement. In consideration for such lump sum payment, Mr. Friedson has agreed to consult with the Company and its officers after termination of his employment, if requested to do so, for a period of four years from the date of such termination, devoting such time to such services as Mr. Friedson believes to be reasonable.

         The Company has entered into employment agreements with Harry D. Schulman and Arnold Thaler. These agreements, as amended from time to time, provide, among other things, for the employment of Messrs. Schulman and Thaler as Senior Vice Presidents, each for an initial term of three years, which terms are each automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. Under these agreements, each is entitled to a minimum annual base salary which, as of December 31, 1998, was $347,365 for Mr. Schulman, and $337,762 for Mr. Thaler, subject to adjustment in subsequent periods according to changes in the Consumer Price Index, in addition to other benefits. If at any time during the term of these agreements, there is a change in control of the Company, Messrs. Schulman and Thaler each have the option of terminating his employment upon 60 days' notice and, in such event, any outstanding options held by him may be exercised and sold without restrictions imposed by the Company, and the Company shall pay each of them a lump sum equal to three times their current annual salary. Such lump sum payment would be in lieu of any compensation that would otherwise be due thereafter under these agreements. In consideration for such lump sum payment, Messrs. Schulman and Thaler have agreed to consult with the Company and its officers after termination of his or her employment, if requested to do so, for a period of four years from the date of such termination, devoting only such time to such services as he believes to be reasonable.

         Durable has entered into employment agreements with Lai Kin and Raymond So. These agreements, as amended from time to time, provide, among other things, for the employment of Messrs. Lai Kin and So, as Chairman and Managing Director, respectively, of Durable, each for an initial term of three years, which terms are each automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. Under these agreements, the Durable Employees are each entitled to a minimum annual base salary which, as of December 31, 1998, was $396,903 for Mr. Lai Kin and $349,935 for Mr. So, subject to adjustment in subsequent periods according to changes in the Consumer Price Index, in addition to other benefits. If at any time during the term of these agreements, there is a change in control of the Company, then Messrs. Lai Kin and So have the option of terminating his employment upon 60 days' notice and, in such event, any outstanding options held by them may be exercised and sold without restrictions imposed by the Company, and the Company shall pay Messrs. Lai Kin and So a lump sum equal to three times their current annual salary. Such lump sum payment would be in lieu of any compensation that would otherwise be due thereafter under these agreements. In consideration for such lump sum payment, each Durable Employee has agreed to consult with the Company and its officers after termination of his or her employment, if requested to do so, for a period of four years from the date of such termination, devoting only such time to such services as the Durable Employee believes to be reasonable.

         Upon Mr. Lai Kin's resignation or termination as Chairman of Durable, the Company has agreed to employ Mr. Lai Kin as a consultant to the Company and Durable and any of their affiliates at a salary equal to 60% of Mr. Lai Kin's annual base salary from Durable in the fiscal year immediately preceding his resignation or termination from Durable. Pursuant to this agreement, Mr. Lai Kin will be employed as a consultant for a three-year period which is automatically extended by one year on the first day of the second year of each three-year period unless two years' prior written notice is given to terminate the agreement, in which event the term of the agreement will be automatically extended for one additional year beyond the expiration of the then current three year period.

         The Company entered into an employment agreement with William M. Endres, dated October 30, 1998. Pursuant to this agreement, Mr. Endres is employed until December 31, 2000, which term is automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. The agreement provides for a minimum annual base salary which, as of December 31, 1998, was $235,00, subject to adjustment in the discretion of the Board of Directors or the President of the Company, in addition to other benefits and annual stock option grants at the discretion of the Board of Directors. Upon the execution of his employment agreement, Mr. Endres received non-qualified options to purchase 55,000 shares of the Company's Common Stock, vesting over three years. Mr. Endres is also entitled to an annual performance bonus based upon his completion of certain objective earnings and personal performance goals set by the Board of Directors each year. The performance bonus can be between 20% and 50% of his base salary, depending on his performance. Additionally, Mr. Endres is entitled to an annual synergies bonus based upon objective performance goals set by the Board of Directors in integrating Household Products, Inc. into the Company. This bonus can be between 5% and 25% of his base salary, depending on his performance. Mr. Endres' agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. Endres can be terminated for cause, in which case all obligations of the Company under the agreement immediately terminate, or without cause, in which case he shall be entitled to a lump sum payment equal to 1.5 times his base salary and 1.5 times his prior year performance bonus. If, at any time during the term of the agreement, there is a change in control of the Company, Mr. Endres has the option of terminating his employment and, in such event, any outstanding options held by Mr. Endres may be exercised and sold without restrictions imposed by the Company, and the Company must pay Mr. Endres a lump sum equal to 1.5 times his base salary and 1.5 times his prior year performance bonus.

         The Company entered into an employment agreement with Michael Michienzi, dated June 26, 1998. Under this agreement, among other things, Mr. Michienzi is employed until June 30, 2000, which term is automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. The agreement provides for minimum annual base salary which, as of December 31, 1998, was $220,000, subject to adjustment based on the increase in the consumer price index, in addition to other benefits and annual stock option grants at the discretion of the Board of Directors. Under the agreement, Mr. Michienzi received a grant on July 28, 1998, of non-qualified options to purchase 20,000 shares of the Company's Common Stock, vesting over three years in equal installments and terminating six years from their date of grant, and additional grant of options to purchase 50,000 shares of the Company's Common Stock, vesting in full on June 30, 2000 and terminating five years from their date of grant. Mr. Michienzi is also entitled to an annual performance bonus based upon his completion of certain objective earnings and personal performance goals set by the Board of Directors each year. The performance bonus can be between 20% and 50% of his base salary, depending on his performance. Additionally, Mr. Michienzi is entitled to an annual synergies bonus based upon objective performance goals set by the Board of Directors in integrating Household Products, Inc. into the Company. This bonus can be between 5% and 25% of his base salary, depending on his performance. Mr. Michienzi's agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. Michienzi can be terminated for cause, in which case all obligations of the Company under the agreement immediately terminate, or without cause, in which case he shall be entitled to a lump sum payment equal to 1.5 times his base salary and 1.5 times his prior year performance bonus. If, at any time during the term of the agreement, there is a change in control of the Company, Mr. Michienzi has the option of terminating his employment and, in such event, any outstanding options held by Mr. Michienzi may be exercised and sold without restrictions imposed by the Company, and the Company must pay Mr. Michienzi a lump sum equal to 1.5 times his base salary and 1.5 times his prior year performance bonus.

                              CERTAIN TRANSACTIONS

         The Company has agreed to use its best efforts to recommend to its shareholders and directors that Lai Kin, Chairman of Durable and Managing Director of Ourimbah, be appointed as, and remain a member of, the Company's Board of Directors for such time as Mr. Lai Kin continues to be an indirect shareholder of the Company and continues to be employed by Durable and/or any other affiliate of the Company.

         In April 1994, in connection with the purchase by the Company of 20% of the outstanding shares of capital stock of Durable from Ourimbah, which resulted in Durable becoming a wholly-owned subsidiary of the Company, the Company agreed, upon a Change of Control of the Company (as defined in said agreement), to make an additional payment to Ourimbah in respect of shares of Durable being purchased under such agreement equal to the greater of (i) the same multiple of earnings per share paid for the shares of Common Stock of the Company received in connection with such Change of Control or (ii) the same multiple of net asset value per share paid for the shares of Common Stock of the Company received in connection with such Change of Control. In addition, the Company agreed to use its best efforts to recommend to the shareholders and directors of the Company that two individuals to be nominated by Mr. Lai Kin and deemed suitable by the Company be appointed as members of the Company's Board of Directors. The Company further agreed to maintain the composition of Durable's Board of Directors equally divided between designees of Ourimbah and persons selected by the Company. Accordingly, for so long as such designees of Ourimbah who are present members of the Board of Directors of Durable (the "Durable Board"): (i) remains a shareholder of Ourimbah, and (ii) Ourimbah remains a shareholder of the Company, the Company must vote its shares of Durable to appoint such designees of Ourimbah to the Durable Board. When any member of the Durable Board who has been designated by Ourimbah ceases to be a shareholder of Ourimbah, such designee shall no longer be entitled to serve on the Durable Board, and the Company shall have the right to designate a replacement member to the Durable Board in its sole discretion.

         During 1998, the Company had a loan outstanding to David M. Friedson, the Company's Chairman of the Board, President and Chief Executive Officer. As of March 15, 1999, the balance of such loan was approximately $972,390. The loan, which is unsecured, carries interest at a rate of LIBOR plus 1.5% and is payable upon demand. Interest only is payable on an annual basis.

         In 1986, the Company made a non-interest bearing loan of $78,000 to Mr. Lai, a director of the Company, which loan was repaid in 1998.

         Pursuant to a sales representation agreement dated November 6, 1978, the Company paid T.J.K. Sales, Inc. ("TJK Sales") $468,625 representing commissions on the sales of the Company's products made by such firm during 1998. Mr. Thomas J. Kane, a director of the Company, is the president of TJK Sales. The Company also granted to TJK Sales options to acquire 25,000 shares of its Common Stock at an exercise price of $24.50. Such options vest in equal installments over three years and have a term of five years.

         Pursuant to a sales representation agreement dated August 15, 1988, the Company paid Top Sales, Inc. ("Top Sales") $497,899 representing commissions on the sales of the Company's products made by such firm during 1998. Felix Sabates, a director of the Company, is the sole shareholder and chief executive officer of Top Sales. The Company also granted to Top Sales options to acquire 25,000 shares of its Common Stock at an exercise price of $24.50. Such options vest in equal installments over three years and have a term of five years.

         The Company was a 50% owner of Lion Redcliffe & Co. Ltd. ("Lion Redcliffe"). Susan Ganz, a director of the Company, is President of Lion Redcliffe and is the owner, directly or indirectly through family members, of the remaining 50% of such company. In 1998, an affiliate of Lion Redcliffe purchased 60% of the Company's ownership interest for $375,000. The Company currently holds a 20% ownership interest in Lion Redcliffe.

         Additionally, in 1995 and 1998, the Company and/or its subsidiaries made loans to Lion Redcliffe in the amount of $300,000 and $250,000, respectively. The loans bore interest at prevailing interest rates and were repaid in 1998.

                                  PROPOSAL TWO
                  APPROVAL OF COMPANY'S 1998 STOCK OPTION PLAN


BACKGROUND AND PURPOSE

         On April 30, 1998, the Board of Directors adopted the Company's 1998 Stock Option Plan (the "Plan") pursuant to which 3,000,000 shares of Common Stock were reserved for issuance upon the exercise of stock options. The Plan was subsequently amended by the Compensation Committee to, among other things, decrease the number of shares of Common Stock available under the Plan to 2,100,000. The purpose of the Plan is to provide an additional incentive to attract and retain qualified competent persons who provide services and upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons. In furtherance of this purpose, the Plan authorizes, among other things, the grant of nonqualified stock options to purchase Common Stock (collectively, "Options") to (i) employees, (ii) directors who are not employees of the Company or of any subsidiaries and (iii) persons who provide consulting or other services as independent contractors to the Company or its subsidiaries, subject to certain exceptions. No Incentive Stock Options can be granted pursuant to the Plan.

         Shareholder approval of the Plan is required (i) for purposes of compliance with certain exclusions from the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) in order for the Plan to be eligible under the "plan lender" exemption from the margin requirements of Regulation U promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iii) by the rules of the New York Stock Exchange.

         The effective date of the Plan is April 30, 1998 (the "Effective Date"). Any Options granted under the Plan shall be subject to and conditioned upon approval of the Plan by the Company's shareholders at the Annual Meeting.

         The following is a summary of certain principal features of the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan, which is attached to this Proxy Statement as Appendix A. Shareholders are urged to read the actual text of the Plan in its entirety.

ADMINISTRATION OF THE PLAN

         The Plan provides that it shall be administered by the Board of Directors of the Company (the "Board") or by a committee (the "Committee") appointed by the Board which shall be composed of two or more directors all of whom shall be "outside directors" (as defined in the Plan) in compliance with Rule 16b-3 of the Exchange Act and Section 162(m) of the Code (although Rule 16b-3 also may be complied with if the Options are approved by the Board). The Plan is currently being administered by the Compensation Committee.

         The Committee or the Board in its sole discretion determines the persons to be awarded the Options, the number of shares subject thereto and the exercise price and other terms thereof. In addition, the Committee or the Board has full power and authority to construe and interpret the Plan, and the acts of the Committee or the Board are final, conclusive and binding on all interested parties, including the Company, its shareholders, its officers and employees, recipients of grants under the Plan, and all persons or entities claiming by or through such persons. The Company intends to grant Options annually to directors and, pursuant to the Plan, on June 1 of each year during the term of the Plan, all directors of the Company will each receive a grant of nonqualified Options to purchase 1,500 shares of Common Stock.

         An aggregate of 2,100,000 shares of Common Stock (subject to adjustment described below) are reserved for issuance upon the exercise of Options granted under the Plan. No individual may be granted more than 1,500,000 options (subject to adjustment as described below) under the Plan in any twelve-month period. The shares acquired upon exercise of Options granted under the Plan will be authorized and issued shares of Common Stock. The Company's shareholders will not have any preemptive rights to purchase or subscribe for any Common Stock by reason of the reservation and issuance of Common Stock under the Plan. If any Option granted under the

Plan should expire or terminate for any reason other than having been exercised in full, the unpurchased shares subject to that Option will again be available for purposes of the Plan.

CERTAIN TERMS AND CONDITIONS

         All Options granted under the Plan must be evidenced by a written agreement between the Company and the grantee. The agreement will contain such terms and conditions as the Committee or the Board shall prescribe, consistent with the Plan, including, without limitation, the exercise price, term and any restrictions on the exercisability of the Options granted. For any Option granted under the Plan, the exercise price per share of Common Stock may be any price determined by the Committee or the Board.

         The Committee or the Board may permit the exercise price of an Option to be paid for in cash, by check, by money order, with already owned shares of Common Stock that have been held by the Optionee for at least six months (or such other shares as the Company determines will not cause the Company to recognize for financial accounting purposes a charge for compensation expense), the withholding of shares of Common Stock issuable upon exercise of the Option, by delivery of a properly executed exercise notice together with such documentation as shall be required by the Committee or the Board (or, if applicable, the broker) to effect a cashless exercise, or a combination of the above. If paid in whole or in part with shares of already owned Common Stock or the withholding of shares issuable upon exercise, the value of the shares surrendered is deemed to be their "Fair Market Value" on the date the Option is exercised. For purposes of the Plan, the "Fair Market Value" on any date of reference is deemed to be the closing price of Common Stock on the business day immediately preceding such date, unless the Committee or the Board in its sole discretion determines otherwise in a fair and uniform manner. For this purpose, the closing price of Common Stock on any business day is (i) if Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation; (ii) if Common Stock is quoted on the National Association of Securities Dealers Automated Quotation System ("Nasdaq"), or any similar system of automated dissemination of quotations of securities prices in common use, the last reported sales price of Common Stock on such system or, if sales prices are not reported, the mean between the closing high bid and low asked quotations for such day of Common Stock on such system; or (iii) if neither clause (i) nor (ii) is applicable, the mean between the high bid and low asked quotations for Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the 10 preceding days.

         The Plan also authorizes the Company to lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of the Option granted thereunder or to pay any tax liability of the Optionee attributable to such exercise. If the exercise price is paid in whole or part with the Optionee's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at the prime rate of the Company's principal lender or such other rate as the Committee or the Board, as the case may be, shall determine, and (iv) contain such other terms as the Committee or the Board in its sole discretion shall reasonably require.

         Generally, no Option granted under the Plan is assignable or transferable, other than by will or by the laws of descent and distribution; provided, however, that the Board or the Committee may, in its discretion, permit Options to be transferred or assigned, subject to certain conditions. During the lifetime of an Optionee, an Option is exercisable only by him or her, or if applicable, by his or her permitted assigns. The expiration date of an Option under the Plan will be determined by the Committee or the Board at the time of grant, but in no event may such an Option be exercisable after 10 years from the date of grant. An Option may be exercised at any time or from time to time or only after a period of time in installments, as the Committee or the Board determines. The Committee or the Board may in its sole discretion accelerate the date on which any Option may be exercised. Each outstanding Option granted under the Plan may become immediately fully exercisable in the event of certain transactions, including certain changes in control of the Company, certain mergers and reorganizations, and certain dispositions of substantially all the Company's assets.

         Unless otherwise provided in the Option agreement, the unexercised portion of any Option granted under the Plan shall automatically be terminated
(a) immediately, unless the Committee otherwise determines, upon termination of the Optionee's employment or service as a director, other than for (i) mental or physical disability, or (ii) death; (b) immediately upon the termination of the Optionee's employment for Cause; (c) twelve months after the date on which the Optionee's employment is terminated by reason of mental or physical disability; or (d) twelve months after the date on which the Optionee's employment is terminated by reason of Optionee's death, or if later, three months after the date of Optionee's death if death occurs during the one year period following the termination of the Optionee's employment by reason of mental or physical disability. Without the prior written consent of the Company, an option may not be exercised if the Optionee has or intends to take employment or render services to others within six months of exercise, or if the Optionee has or intends to engage in conduct that adversely effects the Company.

         To prevent dilution of the rights of a holder of an Option, the Plan provides for appropriate adjustment of the number of shares for which Options may be granted, the number of shares subject to outstanding Options and the exercise price of outstanding Options, in the event of any increase or decrease in the number of issued and outstanding shares of the Company's capital stock resulting from a stock dividend, a recapitalization or other capital adjustment of the Company. The Committee or the Board has discretion to make appropriate antidilution adjustments to outstanding Options in the event of a merger, consolidation or other reorganization of the Company or a sale or other disposition of substantially all of the Company's assets.

         The Plan will expire on April 30, 2008, and any Option outstanding on such date will remain outstanding until it expires or is exercised. The Committee or the Board may amend, suspend or terminate the Plan or any Option at any time, provided that such amendment shall be subject to the approval of the Company's shareholders if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or to comply with Section 162(m) of the Code) or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or granted. In addition, no amendment, suspension or termination shall substantially impair the rights or benefits of any Optionee, pursuant to any Option previously granted, without the consent of the Optionee.

PRIOR GRANTS OF OPTIONS

         As of the Record Date, the Board of Directors has granted non-qualified stock options pursuant to the Plan for an aggregate of 1,847,500 shares of Common Stock. All of such options are currently outstanding. The following table indicates certain information about the options previously granted under the Plan to the persons and groups indicated:

                                                                                             VALUE OF OPTIONS AT
                                                                                                MARCH 15, 1999
                                          NUMBER OF SHARES           EXERCISE PRICE            EXERCISABLE (E)/
           NAME OR GROUP                 SUBJECT TO OPTIONS             PER SHARE             UNEXERCISABLE (U)
           -------------                 ------------------          --------------          --------------------
David M. Friedson...............           1,035,000 (1)                 $24.50                      $0 (E)(U)
Lai Kin.........................                   0                         --                      -- (E)(U)
Harry D. Schulman...............             120,000 (1)                 $24.50                      $0 (E)(U)
Raymond So......................             110,000 (1)                 $24.50                      $0 (E)(U)
Arnold Thaler...................              50,000 (1)                 $24.50                      $0 (E)(U)
All current executive officers
   as a group (6 persons).......           1,395,000 (1)                 $24.50                      $0 (E)(U)
All current directors who are
   not executive officers as a
   group........................              50,000 (2)                 $24.50                       0 (E)(U)
All employees as a group, other
   than executive officers (89
   persons).....................             402,500 (3)                 $ 7.38                       0 (E)(U)




                                                  (Footnotes on following page.)

(1) These options have a term of five years and vest 1/3 in each of the first three years.

(2) These options were granted to persons (who are also non-employee directors of the Company) who serve as officers of companies which provide sales representation services to the Company in order to provide incentive to focus on sales of the Company's products. For additional information, see "Certain Transactions."

(3) These options have a term of six years and vest in equal installments over the first five years.


                                    * * * * *

FEDERAL INCOME TAX CONSEQUENCES OF AWARDS OF OPTIONS

         The Plan is not qualified under the provisions of section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         Only nonqualified stock options can be granted under the Plan. On exercise of a nonqualified stock option, an Optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of Common Stock acquired on exercise of the Option over the exercise price. If the Optionee is an employee of the Company, that income will be subject to the withholding of Federal income tax. The Optionee's tax basis in those shares will be equal to their fair market value on the date of exercise of the Option, and his holding period for those shares will begin on that date.

         If an Optionee pays for shares of Common Stock on exercise of an Option by delivering shares of the Company's Common Stock, the Optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the Optionee's tax basis in them. The Optionee, however, otherwise will be taxed on the exercise of the Option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the Option, the Optionee's tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The Optionee's tax basis and holding period for the additional shares received on exercise of the Option will be the same as if the Optionee had exercised the Option solely in exchange for cash.

         The Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the Optionee, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

         SECTION 162 LIMITATIONS. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company's tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. The Company intends that Options granted to employees whom the Committee expects to be covered employees at the time a deduction arises in connection with such Options, will qualify as such "performance-based compensation," so that such Options will not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect the ability of the Company to ensure that Options under the Plan will qualify as "performance-based compensation" that is fully deductible by the Company under Section 162(m).

                                 PROPOSAL THREE
           RATIFICATION OF THE REAPPOINTMENT OF THE COMPANY'S AUDITOR

         The Board of Directors recommends that the appointment of Grant Thornton LLP independent certified public accountants, as the Company's auditors for the fiscal year ending December 31, 1999, be ratified by the Company's shareholders. Grant Thornton LLP has audited the books and records of the Company since 1976. Although the appointment of Grant Thornton LLP as independent auditors of the Company does not require ratification, the Board of Directors considers it appropriate to obtain such ratification. Accordingly, the vote of shareholders on this matter is advisory in nature and has no binding effect upon the Board of Directors' appointment of Grant Thornton LLP. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting to make a statement, if he desires to do so, and to respond to appropriate questions.

                                 OTHER BUSINESS

         As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business to be presented at the Company's 1999 Annual Meeting of Shareholders. If any other business should properly come before the Company's 1999 Annual Meeting of Shareholders, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

                            AND DIRECTOR NOMINATIONS

         Any shareholder who intends to present a proposal at the Company's 2000 Annual Meeting of Shareholders and who wishes to have their proposal included in the Company's Proxy Statement for that meeting, must deliver the proposal, not exceeding 500 words in length, to the Secretary of the Company in writing not later than December 14, 1999.

         Under the Company's Amended and Restated Bylaws, nominations for director may be made only by the Board or a Board committee, or by a shareowner entitled to vote who delivers notice to the Company not less than 90 days nor more than 120 days prior to the first anniversary of the date of the notice of the preceding year's annual meeting. For the Company's meeting in the year 2000, the Company must receive this notice on or after December 14, 1999, and on or before January 10, 2000. Nominations which are timely received will be considered by the Nominating Committee of the Board of Directors.

         The Amended and Restated Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting or as otherwise brought before the meeting by or at the direction of the board or by a shareowner entitled to vote who has delivered notice to the Company (containing certain information specified in the Amended and Restated Bylaws) within the time limits described above for delivering notice of a nomination for the election of a director. Therefore, any shareholder proposal submitted other than for inclusion in the Company's proxy materials must be received within the time limits or will be considered untimely.

         A copy of the full text of the Amended and Restated Bylaws provisions discussed above may be obtained by writing to the Corporate Secretary at 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467.

                                           By Order of the Board of Directors



                                           Harry D. Schulman, Secretary

Miami Lakes, Florida
April 12, 1999

                                   APPENDIX A

                     ---------------------------------------

                         WINDMERE-DURABLE HOLDINGS, INC.
                             1998 STOCK OPTION PLAN

                     ---------------------------------------

         1. PURPOSE. The purpose of this Plan is to advance the interests of Windmere-Durable Holdings, Inc., a Florida corporation (the "Company"), and its Subsidiaries by providing an additional incentive to attract and retain qualified and competent persons who provide services to the Company and its Subsidiaries, and upon whose efforts and judgment the success of the Company and its Subsidiaries is largely dependent, through the encouragement of stock ownership in the Company by such persons.

         2. DEFINITIONS. As used herein, the following terms shall have the meaning indicated:

                  (a) "Board" shall mean the Board of Directors of the Company.

                  (b) "Committee" shall mean the committee appointed by the Board pursuant to Section 13(a) hereof.

                  (c) "Common Stock" shall mean the Company's Common Stock, par value $.10 per share.

                  (d) "Director" shall mean a member of the Board.

                  (e) "Fair Market Value" of a Share on any date of reference shall mean the "Closing Price" (as defined below) of the Common Stock on the business day immediately preceding such date, unless the Committee or the Board in its sole discretion shall determine otherwise in a fair and uniform manner. For the purpose of determining Fair Market Value, the "Closing Price" of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), or any similar system of automated dissemination of quotations of securities prices in common use, the last reported sale price of Common Stock on such system or, if sales prices are not reported, the mean between the closing high bid and low asked quotations for such day of Common Stock on such system, as reported in any newspaper of general circulation or (iii) if neither clause (i) or (ii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the ten preceding days. If neither (i), (ii), or (iii) above is applicable, then Fair Market Value shall be determined in good faith by the Committee or the Board in a fair and uniform manner.

                  (f) "Incentive Stock Option" shall mean an incentive stock option as defined in Section 422 of the Internal Revenue Code.

                  (g) "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  (h) "Non-Qualified Stock Option" shall mean an Option which is not an Incentive Stock Option.

                  (i) "Officer" shall mean the Company's Chairman of the Board, President, Chief Executive Officer, principal financial officer, principal accounting officer, any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of Subsidiaries shall be deemed Officers of the Company if they perform such policy-making functions for the Company. As used in this paragraph, the phrase "policy-making function" does not include policy-making functions that are not significant. If pursuant to Item 401(b) of Regulation S-K (17 C.F.R. ss. 229.401(b)) the Company identifies a person as an "executive officer," the person so identified shall be deemed an "Officer" even though such person may not otherwise be an "Officer" pursuant to the foregoing provisions of this paragraph.

                  (j) "Option" (when capitalized) shall mean any option granted under this Plan.

                  (k) "Optionee" shall mean a person to whom a stock option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

                  (l) "Outside Director" shall mean a member of the Board who qualifies as an "outside director" under Section 162(m) of the Internal Revenue Code and the regulations thereunder and as a "Non-Employee Director" under Rule 16b-3 promulgated under the Securities Exchange Act.

                  (m) "Plan" shall mean this 1998 Stock Option Plan for the Company.

                  (n) "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                  (o) "Share" shall mean a share of Common Stock.

                  (p) "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         3. SHARES AVAILABLE FOR OPTION GRANTS. The Committee or the Board may grant to Optionees from time to time Options to purchase an aggregate of up to 2,100,000 Shares from the Company's authorized and unissued Shares. If any Option granted under the Plan shall terminate, expire, or be cancelled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares.

         4. NON-QUALIFIED OPTIONS. An Option granted hereunder shall be a Non-Qualified Stock Option. Incentive Stock Options may not be granted pursuant hereto.

         5. CONDITIONS FOR GRANT OF OPTIONS.

                  (a) Each Option shall be evidenced by an option agreement that may contain any term deemed necessary or desirable by the Committee or the Board, provided such terms are not inconsistent with this Plan or any applicable law. Optionees shall be (i) those persons selected by the Committee or the Board from the class of all regular employees of , or persons who provide consulting or other services as independent contractors to, the Company or its Subsidiaries, including Directors and Officers who are regular employees, and
(ii) Directors who are not employees of the Company or of any Subsidiaries. However, persons who are ineligible for registration of shares under a Form S-8 shall not be granted Options pursuant hereto, including consultants and advisors who participate in the offer or sale of the Company's securities in a capital-raising transaction or promote or maintain a market for the

Company's securities. Any person who files with the Committee or the Board, in a form satisfactory to the Committee or the Board, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

                  (b) In granting Options, the Committee or the Board shall take into consideration the contribution the person has made to the success of the Company or its Subsidiaries and such other factors as the Committee or the Board shall determine. The Committee or the Board shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee or the Board may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation, (i) prescribing the date or dates on which the Option becomes exercisable, (ii) providing that the Option rights accrue or become exercisable in installments over a period of years, or upon the attainment of stated goals or both, or (iii) relating an Option to the continued employment of the Optionee for a specified period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

                  (c) The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with the Company or its Subsidiaries. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to employment or continuance of employment by the Company or its Subsidiaries.

                  (d) Each Director of the Company on June 1, 1999 and on each anniversary thereof during the term of the Plan shall receive a grant, as soon after such date as reasonably possible, of nonqualified options to purchase an amount equal to the excess of (i) 1,500 shares of Common Stock or (ii) the number of options granted to the Director pursuant to Section 5 of the 1996 Plan on that date, at a price not less than 100% of the fair market value of the Common Stock on the date of the particular option grant.

                  (e) Notwithstanding any other provision of this Plan, and in addition to any other requirements of this Plan, the aggregate number of Options granted to any one Optionee in any twelve-month period may not exceed 1,500,000, subject to adjustment as provided in Section 10 hereof.

         6. OPTION PRICE. The option price per Share of any Option shall be any price determined by the Committee or the Board but shall not be less than the par value per Share.

         7. EXERCISE OF OPTIONS. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee or the Board in its sole discretion have been made for the Optionee's payment to the Company of the amount that is necessary for the Company or Subsidiary employing the Optionee to withhold in accordance with applicable Federal or state tax withholding requirements. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee or the Board and may consist of: (1) cash, (2) certified or official bank check, (3) money order, (4) Shares that have been held by the Optionee for at least six (6) months (or such other Shares as the Company determines will not cause the Company to realize a financial accounting charge), (5) the withholding of Shares issuable upon exercise of the Option, (6) by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Board or the Committee and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price and any applicable income or employment taxes, or (7) in such other consideration as the Committee or the Board deems appropriate, or by a combination of the above. The Committee or the Board in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares that have been held for at least 6 months, or through the withholding of Shares issuable upon exercise of the Option, the value of the Shares surrendered or withheld shall be their Fair Market Value on the date the Option is exercised. The Company in its sole discretion may, on an individual basis or pursuant to a general program established in connection with this Plan, lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Optionee attributable to such exercise. If the exercise price is paid in whole or part with Optionee's promissory note, such note shall
(i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at the prime rate of the Company's principal lender, and (iv) contain such other terms as the Committee or the Board in its sole discretion shall reasonably require. No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 10 hereof.

         8. EXERCISABILITY OF OPTIONS. Any Option shall become exercisable in such amounts, at such intervals and upon such terms as the Committee or the Board shall provide in such Option, except as otherwise provided in this Section 8.

                  (a) The expiration date of an Option shall be determined by the Committee or the Board at the time of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date on which the Option is granted.

                  (b) Unless otherwise provided in any Option, each outstanding Option shall become immediately fully exercisable in the event of a "Change in Control" or in the event that the Committee or the Board exercises its discretion to provide a cancellation notice with respect to the Option pursuant to Section 9(b) hereof. For this purpose, the term "Change in Control" shall mean:

                           (i) if there occurs any  transaction  (which shall
include a series of transactions occurring within 60 days or occurring pursuant to a plan), that has the result that shareholders of the Company immediately before such transaction cease to own at least 51% of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

                           (ii) if the shareholders of the Company shall approve
a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

                           (iii) if the shareholders of the Company shall
approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

                  (c) The Committee or the Board may in its sole discretion, accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option.

         9. TERMINATION OF OPTION PERIOD. Unless otherwise provided in any Agreement, the unexercised portion of any Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                           (i) unless the Committee shall otherwise determine in
writing in its sole discretion, the date on which the Optionee's employment is terminated other than by reason of (A) Cause, which, solely for purposes of this Plan, shall mean the termination of the Optionee's employment by reason of the Optionee's willful misconduct or gross negligence, (B) a mental or physical disability (within the meaning of Internal Revenue Code Section 22(e)) of the Optionee as determined by a medical doctor satisfactory to the Committee, or (C) death of the Optionee;

                           (ii) immediately upon the termination of the
Optionee's employment for Cause;

                           (iii) twelve months after the date on which the
Optionee's employment is terminated by reason of a mental or physical disability (within the meaning of Internal Revenue Code Section 22(e)) as determined by a medical doctor satisfactory to the Committee or the Board;

                           (iv) (A) twelve months after the date of termination
of the Optionee's employment by reason of death of the Optionee, or, if later,
(B) three months after the date on which the Optionee shall die if such death shall occur during the one-year period specified in Subsection 9(a)(iii) hereof.

All references herein to the termination of the Optionee's employment shall, in the case of a Optionee who is not an employee of the Company or a Subsidiary, refer to the termination of the Optionee's service with the Company.

                  (a) To the extent not previously exercised, (i) each Option shall terminate immediately in the event of (1) the liquidation or dissolution of the Company, or (2) any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive, unless the successor corporation, or a parent or subsidiary of such successor corporation, assumes the Option or substitutes an equivalent option or right pursuant to
Section 10(c) hereof, and (ii) the Committee or the Board in its sole discretion may by written notice ("cancellation notice") cancel, effective upon the consummation of any corporate transaction described in Subsection 8(b)(i) hereof in which the Company does survive, any Option that remains unexercised on such date. The Committee or the Board shall give written notice of any proposed transaction referred to in this Section 9(b) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after approval of such transaction), in order that Optionees may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Options that then are exercisable (including any Options that may become exercisable upon the closing date of such transaction). An Optionee may condition his exercise of any Option upon the consummation of a transaction referred to in this Section 9(b).

                  (b) Notwithstanding the provisions of this Section 9 or any other provision in this Plan, the exercise of any Option shall be subject to satisfaction of the conditions precedent that, without the prior written consent of the Company, the Optionee (i) does not intend to take employment or render services to others within six months of the exercise of any Option (ii) has neither taken other employment nor rendered services to others or (iii) has not and does not intend to engage in conduct that adversely effects the Company.

         10. ADJUSTMENT OF SHARES.

                  (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

                           (i) appropriate adjustment shall be made in the
maximum number of Shares available for grant under the Plan, or available for grant to any person under the Plan, so that the same percentage of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

                           (ii) appropriate adjustment shall be made in the
number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

                  (b) Unless otherwise provided in any Option, the Committee or the Board may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee's or Board's sole discretion, such adjustments become appropriate so as to preserve but not increase benefits under the Plan.

                  (c) In the event of a proposed sale of all or substantially all of the Company's assets or any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive, where the securities of the successor corporation, or its parent company, are issued to the Company's shareholders, then the successor corporation or a parent of the successor corporation may, with the consent of the Committee or the Board, assume each outstanding Option or substitute an equivalent option or right. If the successor corporation, or its parent, does not cause such an assumption or substitution to occur, or the Committee or the Board does not consent to such an assumption or substitution, then each Option shall terminate pursuant to Section 9(b) hereof upon the consummation of sale, merger, consolidation or other corporate transaction.

                  (d) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made to, the number of or exercise price for Shares then subject to outstanding Options granted under the Plan.

                  (e) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

         11. TRANSFERABILITY OF OPTIONS AND SHARES.

                  (a) Unless the prior written consent of the Committee or the Board is obtained (which consent may be withheld for any reason) and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Securities Exchange Act, no Option shall be subject to alienation, assignment, pledge, charge or other transfer other than by the Optionee by will or the laws of descent and distribution, and any attempt to make any such prohibited transfer shall be void. Each Option shall be exercisable during the Optionee's lifetime only by the Optionee, or if applicable Option that has been assigned or transferred with the prior written consent of the Committee or the Board, only by the permitted assignee.

                  (b) Unless the prior written consent of the Committee or the Board is obtained and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Securities Exchange Act, no Shares acquired by an Officer or Director pursuant to the exercise of an Option may be sold, assigned, pledged or otherwise transferred prior to the expiration of the six-month period following the date on which the Option was granted.

         12. ISSUANCE OF SHARES.

                  (a) Notwithstanding any other provision of this Plan, the Company shall not be obligated to issue any Shares unless it is advised by counsel of its selection that it may do so without violation of the applicable Federal and State laws pertaining to the issuance of securities, and may require any stock so issued to bear a legend, may give its transfer agent instructions, and may take such other steps, as in its judgment are reasonably required to prevent any such violation.

                  (b) As a condition to any sale or issuance of Shares upon exercise of any Option, the Committee or the Board may require such agreements or undertakings as the Committee or the Board may deem necessary or advisable to facilitate compliance with any applicable law or regulation including, but not limited to, the following:

                           (i) a representation and warranty by the Optionee to
the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

                           (ii) a  representation, warranty and/or agreement to
be bound by any legends endorsed upon the certificate(s) for such Shares that are, in the opinion of the Committee or the Board, necessary or appropriate to facilitate compliance with the provisions of any securities laws deemed by the Committee or the Board to be applicable to the issuance and transfer of such Shares.

         13. ADMINISTRATION OF THE PLAN.

                  (a) The Plan shall be administered by the Board or by a committee appointed by the Board (the "Committee") which shall be composed of two or more Directors all of whom shall be Outside Directors. The membership of the Committee shall be constituted so as to comply at all times with the applicable requirements of Rule 16b-3 promulgated under the Securities Exchange Act and Section 162(m) of the Internal Revenue Code. The Committee shall serve at the pleasure of the Board and shall have the powers designated herein and such other powers as the Board may from time to time confer upon it.

                  (b) The Board may grant Options pursuant to this Plan to Directors who are not employees of the Company or any Subsidiary and/or other persons to whom Options may be granted under Section 5(a) hereof.

                  (c) The Committee or the Board, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The determinations by the Committee or the Board, and the interpretation and construction of any provision of the Plan or any Option by the Committee or the Board, shall be final and conclusive.

                  (d) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the unanimous written approval of the members of the Committee.

         14. WITHHOLDING OR DEDUCTION FOR TAXES. If at any time specified herein for the making of any issuance or delivery of any Option or Common Stock to any Optionee or beneficiary, any law or regulation of any governmental authority having jurisdiction in the premises shall require the Company to withhold, or to make any deduction for, any taxes or take any other action in connection with the issuance or delivery then to be made, such issuance or delivery shall be deferred until such withholding or deduction shall have been provided for by the Optionee or beneficiary, or other appropriate action shall have been taken.

         15. INTERPRETATION.

                  (a) As it is the intent of the Company that the Plan comply in all respects with Rule 16b-3 promulgated under the Securities Exchange Act ("Rule 16b-3"), any ambiguities or inconsistencies in construction of the Plan shall be interpreted to give effect to such intention, and if any provision of the Plan is found not to be in compliance with Rule 16b-3, such provision shall be deemed null and void to the extent required to permit the Plan to comply with Rule 16b-3. The Committee or the Board may from time to time adopt rules and regulations under, and amend, the Plan in furtherance of the intent of the foregoing.

                  (b) If any provision of the Plan should be held invalid or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

                  (c) This Plan shall be governed by the laws of the State of Florida.

                  (d) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

                  (e) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

         16. AMENDMENT AND DISCONTINUATION OF THE PLAN. The Committee or the Board may from time to time amend, suspend or terminate the Plan or any Option; provided, however, that, any amendment to the Plan shall be subject to the approval of the Company's shareholders, if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or to comply with Section 162(m) of the Internal Revenue Code) or the rules of any Stock exchange or automated quotation system on which the Common Stock may then be listed or granted. Except to the extent provided in Sections 9 and 10 hereof, no amendment, suspension or termination of the Plan or any Option issued hereunder shall substantially impair the rights or benefits of any Optionee pursuant to any Option previously granted without the consent of the Optionee.

         17. EFFECTIVE DATE AND TERMINATION DATE. The effective date of the Plan is April 30, 1998, and the Plan shall terminate ten years thereafter. The Plan shall be submitted to the shareholders of the Company for their approval and adoption and Options hereunder may be granted prior to such approval and adoption but contingent upon such approval and adoption.

                                                                      Appendix B

                         WINDMERE-DURABLE HOLDINGS, INC.

                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

         The undersigned hereby appoints Burton A. Honig and Joann Ledbetter and each of them, each with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of Windmere-Durable Holdings, Inc. (the "Company") to be held at the University of Miami, James W. McLamore Executive Education Center, 5250 University Drive, Coral Gables, Florida 33134 on Tuesday, May 11, 1999, at 10:00 a.m. local time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting.

Proposal 1. Election of five members to Class III of the Company's
            Board of Directors to serve until the 2002 Annual Meeting of Shareholders or until their successors are duly elected and qualified; and election of one member to Class I of the Company's Board of Directors to serve until the 2000 Annual Meeting of Shareholders or until his successor is duly elected and qualified.

            NOMINEES:

            [ ] FOR ALL THE NOMINEES                [ ] WITHHOLD AUTHORITY
                LISTED BELOW                            to vote for all nominees
                (except as marked to the                listed below.
                contrary below)

            CLASS III DIRECTORS:

            Frederick E. Fair, David M. Friedson, Desmond Lai, Jerald I. Rosen, Harry D. Schulman.

            CLASS I DIRECTOR:
            J. Maurice Hopkins.

            INSTRUCTIONS: To withhold authority for any individual nominees, write that nominee's name in the space below.


            --------------------------------------------------------------------

Proposal 2. Approval of the Company's 1998 Stock Option Plan.

            [ ] FOR             [ ] AGAINST                 [ ] ABSTAIN

Proposal 3. Ratification of the reappointment of Grant Thornton LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending December 31, 1999.

                 (Continued and to be signed on the other side)

         The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Shareholders of the Company called for May 11, 1999 and a Proxy Statement for the Annual Meeting prior to the approving of this proxy.

         This proxy when properly executed will be voted as specified above. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3.

         PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.

                                    Dated: _______________________________, 1999


                                    ____________________________________________
                                                     (Signature)

                                    ____________________________________________
                                                     (Signature)


                                    Please date this proxy and sign your name exactly as it appears hereon.

                                    Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his office. Please date, sign, and mail this proxy card in the enclosed envelope. No postage is required if mailed in the United States.